Exhibit 10.1
SETTLEMENT AGREEMENT
     SETTLEMENT AGREEMENT, dated the 12th day of March, 2008 (this “Agreement”), by and among O’Charley’s Inc., a Tennessee corporation (the “Company”), and Eric S. Rosenfeld, Crescendo Partners II, L.P., Series Z (“Crescendo Partners II”), Crescendo Partners III, L.P., Crescendo Investments II, LLC, Crescendo Investments III, LLC (collectively, “Crescendo” and each a “Crescendo Party”).
     WHEREAS, Crescendo Partners II duly submitted a nomination letter to the Company on December 20, 2007 nominating a slate of four candidates for election to the Company’s Board of Directors (the “Board”) at the Company’s 2008 Annual Meeting of Shareholders (the “2008 Annual Meeting”);
     WHEREAS, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) has reviewed the qualifications of Arnaud Ajdler, Gregory Monahan and Douglas Benham (each, individually, a “Crescendo Director” and collectively, the “Crescendo Directors”);
     WHEREAS, upon the Nominating Committee’s recommendation, the Board (i) has resolved to appoint the Crescendo Directors to the Board effective upon the execution of this Agreement and (ii) determined that the Crescendo Directors are independent directors under the listing standards of The NASDAQ Stock Market (“NASDAQ”); and
     WHEREAS, the Company and Crescendo have determined to come to an agreement with respect to certain matters related to the 2008 Annual Meeting and certain other matters, as provided in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements hereinafter set forth, and, intending to be legally bound hereby, the parties hereby agree as follows:
     1. Crescendo Board Appointments.
          (a) Board Expansion and Crescendo Board Appointments. The Company hereby confirms that John E. Stokely has resigned as a member of the Board and that the Board has appointed Arnaud Ajdler, Gregory Monahan and Douglas Benham (each, individually, a “Crescendo Director” and collectively, the “Crescendo Directors”) to serve as directors of the Board, effective as of the execution of this Agreement. Effective as of the execution of this Agreement, the Board’s size will be increased from nine (9) to eleven (11) directors with Mr. Ajdler and Mr. Monahan appointed to the class of directors whose terms expire in 2009 and Mr. Benham appointed to the class of directors whose terms expire in 2010. Effective as of the execution of this Agreement, Crescendo hereby withdraws its director nominations in connection with the 2008 Annual Meeting and each Crescendo Party will hereafter take all steps necessary to cease, and to cause all of its respective Affiliates and Associates (as such terms are defined in Section 12) to cease, all efforts to nominate or elect Crescendo’s nominees to the Board.
          (b) Board Reduction. The size of the Board will not be increased to more than eleven (11) directors at any time before the Company’s 2009 Annual Meeting of Directors held in conjunction with the Company’s 2009 Annual Meeting of Shareholders (the latter, the “2009 Annual Meeting”).
          (c) Board Representation Upon Reduction in Crescendo Ownership. Notwithstanding anything to the contrary herein, at any time during the term hereof, (i) if Crescendo owns less than the lesser of 5% of the Company’s outstanding Voting Securities (as defined in Section 12) and 1,108,967 shares of common the Company’s stock (“Common Stock”), but more than the lesser of 1% of the Company’s outstanding Voting Securities and 221,973 shares of Common Stock, it will be entitled to representation on the Board of no more than two Crescendo Directors and (ii) if Crescendo owns less than the lesser of 1% of the Company’s outstanding Voting Securities and 221,973 shares of common stock, it will not be entitled to any representation on the Board. Immediately after Crescendo’s beneficial ownership of the Company’s Voting Securities falls below the aforementioned requisite thresholds, Crescendo will so notify the Company and will cause the appropriate number of Crescendo Directors to immediately resign. If a Crescendo Director is required to resign from the Board pursuant to subpart (i) of the preceding sentence, Crescendo will cause a Crescendo Director appointed to the class of directors whose terms expire at the 2009 Annual Meeting to resign.
          (d) Crescendo Director Vacancies. If any Crescendo Director leaves the Board (whether by resignation or otherwise) before the 2009 Annual Meeting (other than pursuant to Section 1(c) hereof), Crescendo will be entitled to recommend to the Nominating Committee replacement director(s) (each of whom will be deemed a Crescendo Director for purposes of this Agreement) who will qualify as “independent” pursuant to NASDAQ listing standards; provided, that any such successor nominee to Douglas Benham will have relevant restaurant, hospitality or retail industry experience. The Nominating Committee will not unreasonably withhold acceptance of any replacement director(s) recommended by Crescendo. In the event the Nominating Committee does not accept a replacement director(s) recommended by Crescendo, Crescendo will have the right to recommend additional replacement director(s) for consideration by the Nominating Committee. The Board will appoint such replacement director(s) to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such replacement director(s).
          (e) Committee Appointments of Crescendo Directors. Upon the execution of this Agreement, the Company will take all action necessary in furtherance of the appointment of Douglas Benham to the Audit Committee of the Board, Gregory Monahan to the Nominating Committee of the Board and Executive Committee of the Board and Arnaud Ajdler to the Compensation and Human Resources Committee of the Board. Crescendo represents and warrants that each Crescendo Director meets, and agrees that each Crescendo Director will continue to meet, the membership eligibility requirements, established by (i) the Company’s publicly disclosed corporate governance documents, (ii) the SEC and (iii) the NASDAQ for each committee of the Board to which each such Crescendo Director has been appointed.
     2. Matters Related to 2008 Annual Meeting.
          (a) Board Declassification. In accordance with the Company’s Restated Charter, Amended and Restated Bylaws and applicable state law, the Company will submit, recommend and solicit proxies in favor of a resolution for consideration by its shareholders at the 2008 Annual Meeting to declassify the Company’s Board to provide for the annual election of all directors (the “Declassification Proposal”). Under such proposal, if approved by the Company’s shareholders, the first of such annual elections would take place at the Company’s 2008 Annual Meeting, with (i) each of the Company’s incumbent directors whose term expires at the 2008 Annual Meeting and who is re-nominated by the Company to be elected to one-year terms ending at the 2009 Annual Meeting, (ii) Messrs. Adjler and Monahan to be nominated for election to one-year terms ending at the 2009 Annual Meeting and (iii) and Mr. Benham to be nominated for election to a term ending at the Company’s 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”). At the 2009 Annual Meeting, each directorship, other than those held by incumbent directors whose term expires at the 2010 Annual Meeting, would be subject to election for one-year terms. At the Company’s 2010 Annual Meeting of Shareholders, all of the Company’s directors would be elected to one-year terms. The Company will hire a proxy solicitor and solicit proxies for the Declassification Proposal and for the election of the Crescendo Directors in the same manner as it does with respect to other directors and other proposals contained in the Company’s proxy statement for the 2008 Annual Meeting. The Company will use its reasonable best efforts to cause all Voting Securities (as defined in Section 12) that members of the Board are entitled to vote at the 2008 Annual Meeting to be voted in favor of the election of Crescendo Directors and the Declassification Proposal.
          (b) Company Nomination. In addition to nominating the Crescendo Directors for election at the 2008 Annual Meeting, the Board will nominate no more than four incumbent directors for re-election to the Board at the 2008 Annual Meeting (together with the Crescendo Directors, the “2008 Nominees”).
          (c) Crescendo Vote. Each Crescendo Party will vote, and will cause its respective Affiliates and Associates (as such terms are defined in Section 12) to vote, all Voting Securities (as such term is defined in Section 12) that it is entitled to vote at the 2008 Annual Meeting (i) in favor of the election of each of the 2008 Nominees, (ii) in favor of the Declassification Proposal, and (iii) in its discretion with regard to any other items of business that are brought before such meeting. Unless the Crescendo Parties are not subject to the standstill obligations pursuant to Section 4(b), each Crescendo Party will vote, and will cause its respective Affiliates and Associates to vote, all Voting Securities that it is entitled to vote at the 2009 Annual Meeting in favor of the election of all nominees recommended by the Board.
          (d) 2008 Annual Meeting Date and Items of Business. The Company will hold its 2008 Annual Meeting at such time as is determined by the Board; provided, that the Company will use all reasonable efforts to cause the 2008 Annual Meeting to be held on or before May 30, 2008, and in no event will such meeting be held later than June 30, 2008. The only items to be put to a shareholder vote at the 2008 Annual Meeting will be (i) the Declassification Proposal, (ii) the election of directors as contemplated herein, (iii) the approval of a stock incentive plan if recommended by the Board (the “Stock Incentive Plan”); and (iv) ratification of the Company’s auditors; provided, that the Company may submit to a shareholder vote a proposal to adjourn the 2008 Annual Meeting to a later date for the purposes of soliciting additional proxies in favor of the Declassification Proposal or the Stock Incentive Plan.
     3. Termination. This Agreement will remain in full force and effect and will be fully binding on the parties hereto in accordance with the provisions hereof until the earlier of (i) the date on which the 2009 Annual Meeting concludes without adjournment to a later date or (ii) June 30, 2009 (the “Termination Date”). Section 16 and Section 17 will survive any termination of this Agreement.
     4. Standstill.
          (a) Subject to Section 4(b), each Crescendo Party agrees that during the period commencing on the date hereof and ending on the Termination Date, without the prior written consent of the Board specifically expressed in a written resolution adopted by a majority vote of the entire Board, it will not, and will cause each of its Affiliates, Associates, officers, agents and other Persons acting on its behalf not to:
               (i) acquire, offer or propose to acquire, or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities (as such term is defined in Section 12) generally on a pro rata basis, provided that any such securities so received will be subject to the provisions hereof), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person (as such term is defined in Section 12), by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or otherwise, any Voting Securities (as such term is defined in Section 12), or otherwise become the economic owner (as such term is defined in Section 12) of any such securities, if after giving effect to such acquisition it (by itself or together with any other Crescendo Party, its respective Affiliates and Associates and any other Person with whom it, such other Crescendo Party or any such Affiliate or Associate has any agreement, understanding or arrangement with respect to Voting Securities) would be the beneficial owner or economic owner of more than 13% of the Company’s outstanding Voting Securities. For the purposes of computing the beneficial ownership at the time of any purchase, the number of outstanding Voting Securities will be determined by the latest available Company filing with the Securities and Exchange Commission (the “SEC”);
               (ii) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) of proxies or consents (whether or not relating to the election or removal of directors), seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities; initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) shareholders of the Company for the approval of shareholder proposals whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise; induce or attempt to induce any other Person to initiate any such shareholder proposal; or otherwise communicate or seek to communicate with the Company’s shareholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act; provided, however, that nothing herein will limit the ability of any Crescendo Party, or its respective Affiliates and Associates, except as otherwise provided in Section 2(c), to vote its Voting Securities on any matter submitted to a vote of the stockholders of the Company or announce its opposition to any Board-approved proposals not supported by Messrs. Ajdler or Monahan or limit the ability of the Crescendo Directors to exercise their rights as members of the Board while serving as members of the Board;
               (iii) form, join or in any way participate in any “group” (within the meaning of Rule 13d-5 of Regulation 13D-G under the Exchange Act) with respect to any Voting Securities, other than a “group” that includes all or some lesser number of the Crescendo Parties, but does not include any other members who are not currently identified as a Crescendo Party;
               (iv) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities, except as expressly set forth in this Agreement;
               (v) seek to have called, or cause to be called, any meeting of shareholders of the Company;
               (vi) make any public demand to inspect the books and records of the Company, including pursuant to any statutory right that Crescendo may have;
               (vii) have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with, any other Person that engages, or offers or proposes to engage, in any of the foregoing;
               (viii) make any proposal (including publicly disclose or discuss any proposal) or enter into any discussion regarding any of the foregoing, or make any proposal, statement or inquiry, or disclose any intention, plan or arrangement (whether written or oral) inconsistent with the foregoing, or make or publicly disclose any request to amend, waive or terminate any provision of this Agreement; provided, however, that nothing herein will limit the ability of any Crescendo Party, or its respective

Affiliates and Associates, except as otherwise provided in Section 2(c), to vote its Voting Securities on any matter submitted to a vote of the stockholders of the Company or announce its opposition to any Board-approved proposals not supported by Messrs. Ajdler or Monahan or limit the ability of the Crescendo Directors to exercise their rights as members of the Board while serving as members of the Board; or
               (ix) take or cause or induce others to take any action inconsistent with any of the foregoing.
          (b) Each Crescendo Party will be released from its standstill obligations set forth in Section 4(a) and its obligations under Section 9 on the date that is thirty (30) days before the last date on which a shareholder of the Company may submit nominations for the Board in connection with the 2009 Annual Meeting (the “2009 Nomination Deadline”), if (i) the Company has not agreed to re-nominate, recommend and solicit proxies in favor of each Crescendo Director whose term expires at the 2009 Annual Meeting for re-election at such meeting (provided, however, that the Company may withdraw such agreement to nominate, recommend and solicit proxies in favor of the Crescendo Directors if the Share Price Test described in clause (ii) is not satisfied, unless the Crescendo Parties have, no later than the 2009 Nomination Deadline, delivered a written notice to the Company irrevocably waiving the release of their standstill obligations set forth in Section 4(a) and their obligations under Section 9 and agreeing to remain subject to such obligations through the Termination Date) or (ii) if the following test (the “Share Price Test”) has not been satisfied as of the last day of the Ending Trading Period:
               (i) the Company’s Ending Share Price is equal to or greater than the product of the Company’s Beginning Share Price and 1.25; or
               (ii) the Company’s Ending Share Price divided by the Company’s Beginning Share Price is greater than the Average Peer Company Performance; and either:
(a)	the Company’s Ending Share Price is at least 10% higher than the Company’s Beginning Share Price, provided, however, that that if the Average Peer Company Performance is less than 0.9, this clause (a) will be deemed satisfied if the Company’s Ending Share Price is greater than the Company’s Beginning Share Price; or

(b)	the NASDAQ Composite Performance is less than 0.8.
               (iii) For purposes of this Agreement, “Beginning Share Price” means the volume-weighted average trading price during the twenty day trading period beginning the fifth trading day following the public announcement of the execution of the Settlement Agreement (such period, the “Beginning Trading Period”); “Company Recapitalization Proposal” means a public announcement by the Company (excluding the $40 million authorized share repurchase announced by the Company on February 7, 2008) of a proposed self-tender offer, share repurchase or other extraordinary corporate transaction which, if consummated, would reasonably be expected to result in the repurchase or exchange of 10% or more of the outstanding voting shares of the Company. “Change of Control Proposal” means a bona fide proposal for a tender offer, acquisition, leveraged buyout, merger or other business combination of a Peer Company which, if consummated, would result in the holders of the outstanding voting power of the Peer Company immediately prior to such consummation owning less than 50% of the outstanding voting power of the entity resulting from such transaction; “Ending Share Price” means the volume-weighted average trading price during the twenty day trading period beginning November 17, 2008 and ending December 15, 2008 (such period, the “Ending Trading Period”); “Extraordinary Recapitalization

Proposal” means a public announcement by a Peer Company of a proposed self-tender offer, share repurchase or other extraordinary corporate transaction which, if consummated, would reasonably be expected to result in the repurchase or exchange of shares having more than 20% of the outstanding voting power of the Peer Company; “Peer Company” means each of Brinker International, Inc., The Cheesecake Factory Incorporated, CBRL Group, Inc., Darden Restaurants, Inc., IHOP Corp., McCormick & Schmick’s Seafood Restaurants, Inc., P.F. Chang’s China Bistro, Inc., Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., and Texas Roadhouse, Inc. (collectively, “Peer Companies”), provided, that any such company will not be deemed to be a Peer Company if its stock is no longer publicly traded or if there has been a public announcement, at any time on or prior to the last day of the Ending Trading Period of a Change of Control Proposal or Extraordinary Recapitalization Proposal relating to such company; “Average Peer Company Performance” means (1) the sum of each quotient derived by dividing each Peer Company Ending Share Price by such company’s Beginning Share Price, divided by (2) the number of Peer Companies; and “NASDAQ Composite Performance” means the average daily closing value of the NASDAQ Composite Index during the Ending Trading Period divided by the average daily closing value of the NASDAQ Composite Index during the Beginning Trading Period.
               (iv) In calculating any trading prices of the Company or any Peer Company, appropriate adjustment will be made for stock splits, reverse stock splits, stock dividends, and spin-offs for which a record date occurs at any time prior to the end of the Ending Trading Period.
               (v) If (1) the 2009 Nomination Deadline occurs on a date that is earlier than three (3) business days after the last day of the Ending Trading Period (the “Final Trading Date”) and (2) Section 4(a) terminates in accordance with the terms hereof on or before the Final Trading Date, then the Company will extend the 2009 Nomination Deadline with respect to Crescendo until the 5 p.m. Eastern Standard Time on the day that is five (5) business days after the Final Trading Date.
     5. Certain Restrictions on Trading Activity.
          (a) The Company will not repurchase shares of its common stock during the Ending Trading Period in an aggregate amount that exceeds the number of shares of its common stock that the Company repurchases during the Beginning Trading Period without the unanimous approval of the Board. The Company will not publicly disclose plans for an Extraordinary Recapitalization Proposal during the Ending Trading Period without the unanimous approval of the Board.
          (b) The Company will not publicly disclose plans for a Company Recapitalization Proposal at any time during the period beginning on October 20, 2008 and ending on December 15, 2008.
          (c) The Company will use its reasonable best efforts to adopt and enforce trading guidelines pursuant to which officers and directors who file reports of ownership and changes in ownership of its Common Stock with the SEC pursuant to Section 16(a) of the Exchange Act (“Section 16 Persons”) will not sell, or publicly disclose plans to sell, shares of Common Stock during the Beginning Trading Period, and will not purchase, or publicly disclose plans to purchase, Company Common Stock during the Ending Trading Period.
          (d) Crescendo and its affiliates will not sell, or publicly disclose plans to sell, or otherwise reduce its economic ownership of, shares of Common Stock during the Ending Trading Period, and will not purchase, announce plans to purchase, or otherwise increase its economic ownership of, shares of the Common Stock during the Beginning Trading Period.
     6. Representations and Warranties of Crescendo. Each Crescendo Party represents and warrants as follows:

          (a) Each Crescendo Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
          (b) This Agreement has been duly and validly authorized, executed, and delivered by each Crescendo Party, constitutes a valid and binding obligation and agreement of each Crescendo Party, and is enforceable against each Crescendo Party in accordance with its terms.
          (c) Crescendo, together with its Affiliates and Associates, are beneficial owners and/or economic owners, directly or indirectly, of an aggregate of shares of Common Stock as set forth by beneficial owner and amount on Schedule A hereto and such shares of Common Stock constitute all of the Voting Securities of the Company owned by each Crescendo Party and its respective Affiliates and Associates.
          (d) To the best of Crescendo’s knowledge, each of the Crescendo Directors qualifies as “independent” pursuant to NASDAQ listing standards.
     7. Representations and Warranties of the Company. The Company hereby represents and warrants as follows:
          (a) The Company has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.
          (b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms.
     8. Specific Performance. Each of Crescendo, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that Crescendo, on the one hand, and the Company, on the other hand (the “Moving Party”), will each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.
     9. Press Release. Immediately following the execution and delivery of this Agreement, the Company will issue the press release attached hereto as Exhibit A (the “Press Release”). None of the parties hereto will before the Termination Date make any public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with, or otherwise contrary to, the statements in the Press Release issued pursuant to this Section 9. Following the date hereof, no Crescendo Party, nor any of their respective Affiliates or Associates, will before the Termination Date issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Company, its management or the Board or the Company’s business without prior written consent of the Company, provided, however, that Crescendo may make such filings as are required by law or as may be required by law per advice from its outside counsel; provided further, that nothing herein will limit the ability of any Crescendo Party, its respective Affiliates and Associates to publicly announce its opposition to any Board-approved proposals not supported by Messrs. Ajdler or Monahan.

     10. Expenses. Within ten (10) business days following receipt of reasonably satisfactory documentation thereof, the Company will reimburse Crescendo for its reasonable out-of-pocket fees and expenses incurred on or before the date hereof in connection with its planned proxy solicitation and the negotiation and execution of this Agreement and all related activities and matters; provided, such reimbursement will not exceed $125,000 in the aggregate.
     11. No Waiver. Any waiver by either the Representative (as defined in Section 19) or the Company of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of either the Representative or the Company to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
     12. Certain Definitions. As used in this Agreement, (a) the term “Person” will mean any individual, partnership, corporation, group, syndicate, trust, government or agency, or any other organization, entity or enterprise; (b) the terms “Affiliates” and “Associates” will have the meanings set forth in Rule 12b-2 under the Exchange Act and will include Persons who become Affiliates or Associates of any Person subsequent to the date hereof; (c) the term “Voting Securities” will mean any securities of the Company entitled, or which may be entitled, to vote in the election of directors, or securities convertible into or exercisable or exchangeable for such securities, whether or not subject to passage of time or other contingencies; (d) the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and (e) the terms “economic owner” and “economically own” will have the same meanings as “beneficial owner” and “beneficially own,” except that a Person will also be deemed to economically own and to be the economic owner of (i) all shares of the Common Stock that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and (ii) all shares of Common Stock in which the Person has any economic interest, including, without limitation, pursuant to a cash-settled call option or other derivative security, contract or instruction in any way related to the price of shares of Common Stock.
     13. Successors and Assigns. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.
     14. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.
     15. Headings. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
     16. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) upon sending if sent facsimile, with electronic confirmation of sending; provided, however, that a copy is sent on the same day by registered mail, return receipt requested, in each case to the appropriate mailing address set forth below (or to such other mailing address as a party may designate by notice to the other parties in accordance with this Section 16), (c) one (1) day after being sent by nationally recognized overnight carrier to the addresses set forth below (or to such other mailing addresses as a party may designate by notice to the other parties in accordance with this Section 16) or (d) when actually delivered if sent by any other method that results in delivery (with written confirmation of receipt):

If to the Company:	O’Charley’s Inc.
3038 Sidco Drive
Nashville, TN 37204
Attn: Gregory L. Burns, Chief Executive Officer; Lawrence E.
Hyatt, Chief Financial Officer
Facsimile: (615) 782-5043

with a copy to:	Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238-3001
Attn: J. Page Davidson
Facsimile: (615) 742-2753

If to Crescendo
or the Representative:	Eric S. Rosenfeld
c/o Crescendo Partners II, L.P., Series Z
825 Third Avenue, 40th Floor
New York, New York 10022
Facsimile: (212) 319-0760

with a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP
65 East 55th Street
New York, New York 10022
Attention: Steven Wolosky
Facsimile: (212) 451-2222
or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     17. Jurisdiction; Applicable Law. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts in Davidson County in the State of Tennessee in the event any dispute arises out of this Agreement, (b) agrees that it will not bring any action relating to this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Tennessee, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave form any such court, and (c) agrees that service of process in any proceeding in any such court may be made by registered mail, return receipt requested, in the case of the Company, to the address set forth in Section 16 and in the case of any Crescendo Party, to the address of Crescendo and the Representative set forth in Section 16. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Tennessee applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.
     18. Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same Agreement.

     19. Crescendo Representative. Crescendo hereby irrevocably appoints Eric S. Rosenfeld as its attorney-in-fact and representative (the “Representative”), in its place and stead, to do any and all things and to execute any and all documents and give and receive any and all notices or instructions in connection with this Agreement. The Company will be entitled to rely, as being binding on Crescendo, upon any action taken by the Representative or upon any document, notice, instruction or other writing given or executed by the Representative.
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     IN WITNESS WHEREOF, each of the undersigned parties has executed or caused this Agreement to be executed or caused to be executed on its behalf on the date first above written.

O’CHARLEY’S INC.

By:	/s/ Gregory L. Burns

Name:	Gregory L. Burns
Title:	Chief Executive Officer

CRESCENDO PARTNERS II, L.P., SERIES Z

By:

Crescendo Investments II, LLC, General Partner

	By:	/s/ Eric S. Rosenfeld

	Name:	Eric S. Rosenfeld
	Title:	Managing Member

CRESCENDO PARTNERS III, L.P.

By:

Crescendo Investments III, LLC, General Partner

	By:	/s/ Eric S. Rosenfeld

	Name:	Eric S. Rosenfeld
	Title:	Managing Member

CRESCENDO INVESTMENTS II, LLC

By:	/s/ Eric S. Rosenfeld

Name:	Eric S. Rosenfeld
Title:	Managing Member

CRESCENDO INVESTMENTS III, LLC

By:	/s/ Eric S. Rosenfeld

Name:	Eric S. Rosenfeld
Title:	Managing Member

/s/ Eric S. Rosenfeld

ERIC S. ROSENFELD
Signature Page to O’Charley’s Inc. — Crescendo Settlement Agreement

Schedule A
Summary of Beneficial and Economic Ownership of Shares of Common Stock of O’Charley’s Inc.

	Beneficially		Economically	Percent of
Owner	Owned[1]		Owned	Class
Crescendo Investments II, LLC	2,534,891		0 shares	11.4%

Crescendo Investments III, LLC	136,474		0 shares	Less than 1%

Crescendo Partners II, L.P., Series Z	2,534,891		2,534,891	11.4%

Crescendo Partners III, L.P.	136,474		136,474	Less than 1%

Eric S. Rosenfeld	2,671,365		0 shares	12.0%

Arnaud Ajdler	2,400		2,400	Less than 1%

Douglas Benham	10,000		10,000	Less than 1%

Gregory R. Monahan	1,150	[2]	1,150	Less than 1%

[1]	As a member of a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, each of the Persons and Entities in the table above may be deemed to beneficially own the 2,684,915 shares of Common Stock owned collectively by all members of the Section 13(d) group. Each of the persons and entities above disclaims beneficial ownership of such shares of Common Stock owned by the other members of the Section 13(d) group except to the extent of his or its pecuniary interest therein.

[2]	Includes 400 shares of Common Stock held in Mr. Monahan’s IRA account.

EXHIBIT A
Press Release
See Exhibit 99.1 hereto.